EXHIBIT 10.1

 COMMERCIAL LICENSE AGREEMENT

This Commercial License Agreement (this "Agreement"), dated as of January 3, 2011 (the "Effective Date"), is made by and between Visualant, Inc., a Nevada corporation ("Visualant") and Javelin, LLC, a Washington limited liability company ("Javelin").  Visualant and Javelin (sometimes referred to herein individually as a "Party" and collectively as the "Parties") therefore agree as follows:

Section 1.               Definitions

"Affiliate" means any corporation, limited liability company, joint venture, individual or other entity of which Javelin or its members has ownership and control of at least fifty percent (50%) of all outstanding shares or securities or other ownership interests that represent the power to direct the management and policies of such entity.

"Fields of Use" means the worldwide market for products and services relating to environmental testing (including but not limited to air, soil, industrial emissions, oil and water testing).

"Gross Revenue" means any revenue actually received by Javelin, or a Javelin Affiliate, as a result of the sale to any of Javelin’s or Javelin Affiliate’s customers or end users of Licensed Products that incorporate one or more of the unexpired Visualant IP; provided, however, that "Gross Revenue" does not include any (a) reimbursed expenses or costs that are passed through to a customer or end user (e.g., travel), (b) taxes collected by Javelin for remittance to governmental authorities, or (c) refunds or credits.

"Improvement" means any advancement, development, improvement, enhancement, correction, modification, adaptation, translation, transformation, annotation, extension, compilation, collective work or derivative work to or based upon the Visualant IP.

"Intellectual Property Rights" means any patent, copyright, trademark, trade secret, mask work, or other intellectual or propriety right under the laws of the State of Washington.

"License" means the license granted by Visualant to Javelin pursuant to Section 2.1 of this Agreement.

"Licensed Product" means any product or service of Javelin or its sublicensees intended for use in the Fields of Use and that incorporates or uses any of the Visualant IP.

"Third Party" means any individual, corporation, limited liability Company, partnership, trust, association, governmental authority or other entity that is not a Party.

"Third Party Infringement" means any infringement, misappropriation, unauthorized use or other violation of any of the Visualant IP within the Field of Use by any Third Party.

"Visualant IP" means the Visualant Patents, any other intellectual property assets listed in the attached Exhibit A, and any other intellectual property or proprietary rights owned or controlled by Visualant (see “Intellectual Property” above) that are necessary or useful for exploitation of the Licensed Products.

"Visualant Patent" means:  (a) any patent or patent application owned, controlled by, or licensed to Visualant now or in the future listed, including any patents or patent applications listed under the heading of "Visualant Patents" in the attached Exhibit A, and any patents that may issue from the pending patent applications listed in the attached Exhibit A; (b) any patent that may issue from any continuation or divisional that has priority based upon any of the patent applications described in (a) above; (c) any reissues, renewals, substitutions, re-examinations and extensions of any of the patents described in (a) or (b) above; and (d) any foreign patents corresponding to any of the patents described in (a), (b) or (c) above.

Section 2.               License Grant; Covenants

2.1           License Grant.  Subject to the provisions of Section 2.2 below, Visualant hereby grants to Javelin an exclusive (within the Fields of Use), worldwide~~,~~ transferable (except as described in Section 6.2), sublicensable royalty-bearing, right and license to use and exploit the Visualant IP within the Fields of Use.  Without limiting the generality of the foregoing, the license and rights granted herein include, without limitation, the rights to do the following: (a) make, have made, offer for sale, sell, use, distribute, have distributed, and import any products or services within the Fields of Use under the Visualant IP; (b) make Improvements of and to the Visualant IP; (c) exercise any other rights under the Visualant IP, including the right to take any action against any past, present or future infringement of the Visualant IP in the Fields of Use; and (d) sublicense any of the licenses or rights granted hereunder, subject, however, to the prior notice and  consent of Visualant which consent shall not be unreasonably withheld. Should Javelin and Visualant disagree and become deadlocked on regarding license transfer both parties agree to seek resolution through JAMS in Seattle, Washington with both parties agreeing that resolution shall be obtained within 90 days of its submission to JAMS.

2.2           Performance Criteria and Termination.  During the Term, and so long as Javelin satisfies the milestones set forth in this Section 2.2 (the "Milestones") the License described in section 2.1 shall remain in effect, and Visualant will not produce or sell any licensed products or technologies by itself or through subsidiaries and will not grant to any Third Party any license under any of the Visualant IP to incorporate or utilize the Visualant IP in products or services intended for use in the Fields of Use.  The following Milestones will apply to Javelin's efforts to commercialize the Visualant IP:

 (a)           Within twenty-four (24) months after the Effective Date, develop a demonstration unit of a Licensed Product; and

 (b)           Within thirty-six (36) months after the Effective Date, generate first sales of a Licensed Product and deliver the first License Fee to Visualant, or within thirty-six (36) months after the Effective Date, Consummate a license or transfer of the VISUALANT IP to a third party, resulting in upfront cash, equity, or assets of value (minimum total value of $500,000) being paid to JAVELIN, and deliver the 25% profit sharing check and/or transferred equity or assets (minimum value of $150,000).

If Javelin fails to satisfy any of the Milestones, the License will terminate and the restrictions on Visualant imposed by this Section 2 will terminate. Visualant must provide 30 days written notice of intent to terminate to Javelin. Javelin will have 60 days from initial date of the Visualant termination to either satisfy the milestone or begin arbitration through JAMS in Seattle, Washington, to determine if the milestone has been met. If arbitration is commences both Visualant and Javelin agree to standard arbitration procedural rules as outlined by the state of Washington. However, arbitration will be completed and the final ruling must occur prior to 120 days from the date of the initial Visualant written notice.

Section 3.               Intellectual Property Rights

3.1           Administration of Visualant IP.  Visualant will control the prosecution, maintenance, registration and other management of the Visualant IP.  Visualant will keep Javelin informed of the status of all prosecution, maintenance, registration and other management activities related to the Visualant IP and will provide Javelin with a reasonable opportunity to advise Visualant on such activities.  Without limiting the generality of the foregoing, if Visualant chooses to abandon any portion of the Visualant IP, Visualant will provide Javelin written notice at least sixty (60) days prior to the last allowable date for filing or taking any other action required with respect to the prosecution, maintenance or registration of such portion of the Visualant IP and Javelin may, at any time thereafter, take actions necessary to preserve the Visualant IP.

3.2           Third Party Infringement.

(a)           If any Third Party Infringement comes to the attention of either Party, then such Party will give the other Party prompt written notice thereof (including, without limitation, a statement of the facts which are known by the Party giving the notice and which such Party believes might reasonably serve as a basis for a claim of Third Party Infringement, together with a copy of any documentation evidencing the same).

(b)           Javelin will have the first right to respond to, address, and/or prosecute any alleged Third Party Infringement by securing cessation of the infringement or initiating an action or suit against the infringer or otherwise responding to, addressing and/or prosecuting such alleged Third Party Infringement.  To exercise this first right, Javelin must initiate bona fide action to respond to, address, and/or prosecute any alleged Third Party Infringement within ninety (90) days of learning of such infringement.  If Javelin chooses to institute suit or action against an alleged infringer, Javelin may bring such suit in its own name (or, if required by law, in its and Visualant’s name) and at its own expense.  Further, if Javelin institutes an action or suit against an alleged infringer as provided in this Agreement, then (i) Visualant will fully and promptly cooperate and assist Javelin in connection with any such suit or action, and Javelin will pay Visualant’s reasonable attorney’s fees and other out-of-pocket directly associated expenses.  Javelin will not settle any suits or actions in any manner relating to the Visualant IP without obtaining the prior written consent of Javelin, which will not be unreasonable withheld, delayed or conditioned. After Javelin has recovered its reasonable attorney's fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Visualant IP, the remaining damages, awards, or settlement proceeds will be divided as follows: fifty percent (50%) to Javelin and fifty percent (50%) to Visualant.

(c)           If Javelin fails, within ninety (90) days of learning of an alleged Third Party Infringement, to secure cessation of the alleged Third Party Infringement, institute suit against the alleged infringer, or to otherwise respond to, address and/or prosecute the alleged Third Party Infringement, then Visualant may, upon written notice to Javelin, assume full right and responsibility to institute suit or action against the alleged infringer.  If Visualant elects to commence an action as described above, then Visualant may do so in its own name (or if required by law, in its own and Javelin’s name) and at its own expense.  Further, if Visualant institutes an action or suit against an alleged infringer as provided in this Agreement, then Javelin will fully and promptly cooperate and assist Visualant in connection with the action or suit, and Visualant will pay all of Javelin’s reasonable attorney fees and other out-of-pocket directly associated expenses.   Visualant will not settle any suits or actions in any manner relating to the Visualant IP without obtaining the prior written consent of Javelin, which will not be unreasonably withheld, delayed or conditioned. After Visualant has recovered its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Visualant IP, the remaining damages, awards, or settlement proceeds will be divided as follows:  fifty percent (50%) to Visualant and fifty percent (50%) to Javelin.

(d)           Neither Javelin nor Visualant is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of the Visualant IP.

3.3           Ownership of Improvements.

(a)           By Javelin.

(i)           Javelin or its sublicensees will be the owner of any Intellectual Property Rights in any Improvement to the Visualant IP developed, created or invented by Javelin or its sublicensees at Javelin's expense and neither Javelin nor its sublicensees will be obligated to deliver to Visualant any such Improvement pursuant to this Agreement; provided, however, Javelin will promptly notify Visualant of any such Improvements and license such Improvements to Visualant for use in certain fields of use pursuant to a separate agreement between the Parties containing substantially the same terms as are applicable to the Visualant IP licensed to Javelin pursuant to this Agreement.  Should Visualant license the Javelin owned improvements, Javelins obligations to pay pre-paid royalties to Visualant will terminate. All other terms of this agreement will remain in force.

(ii)           Visualant will be the owner of any Intellectual Property Rights in any Improvement to the Visualant IP developed, created or invented by Javelin at Visualant's expense (e.g., pursuant to a separate research and development agreement or otherwise) and Visualant will not be obligated to deliver to Javelin any such Improvement pursuant to this Agreement; provided, however, Javelin will promptly notify Visualant of any such Improvements and Visualant will license such Improvements to Javelin for use in the Fields of Use pursuant to a separate agreement between the Parties containing substantially the same terms as are applicable to the Visualant IP licensed to Javelin pursuant to this Agreement. Additional prepaid royalties from Javelin will not be charged by Visualant for this license. All other terms and conditions will remain in force.

(b)           By Visualant.

(i)           Visualant will be the owner of any Intellectual Property Right in any Improvement of the Visualant IP developed, created or invented by Visualant and Visualant will not be obligated to deliver to Javelin any such Improvement pursuant this Agreement; provided, however, Visualant will promptly notify Javelin of any such Improvements and Visualant will license such Improvements to Javelin for use in the Fields of Use pursuant to a separate agreement between the Parties containing substantially the same terms as are applicable to the Visualant IP licensed to Javelin pursuant to this Agreement.   Additional scheduled prepaid royalties from Javelin will not be required by Visualant for this license. All other terms and conditions will remain in force.

(ii)           Javelin will be the owner of any Intellectual Property Rights in any Improvement to the Visualant IP developed, created or invented by Visualant at Javelin’s expense (e.g., pursuant to a separate research and development agreement or otherwise) and Javelin will not be obligated to deliver to Visualant any such Improvement pursuant to this Agreement; provided, however, Visualant will promptly notify Javelin of any such Improvements and license such Improvements to Visualant for use in certain fields of use pursuant to a separate agreement between the Parties containing substantially the same terms as are applicable to the Visualant IP licensed to Javelin pursuant to this Agreement.  Should Visualant license the Javelin owned improvements, Javelins obligation to pay the prepaid royalties to Visualant will cease. All other terms and conditions will remain in force.

3.4            Reservation of Rights; Ownership of IP.  Except as expressly provided in this Agreement, no title to or ownership of any Visualant IP is transferred to Javelin or any other person under this Agreement.  Javelin acknowledges and agrees that Visualant is the sole owner of all right, title and interest in and to the Visualant IP listed on Schedule A hereto, and Javelin agrees that at the request of Visualant, Javelin will execute all instruments and documents and will take all other action necessary to insure that Visualant has vested title to the Visualant IP.  Javelin represents and warrants that it will not undertake any act or thing which in any way impairs or is intended to impair any part of the right, title, interest or goodwill of Visualant in the Visualant IP.

3.5            Visualant expressly warrants that it is the owner of the I.P licensed to Javelin under this agreement and has the explicit right to license the I.P. to Javelin.

Section 4.               Compensation

4.1           License Fee.  Javelin will pay Visualant five percent (5%) of the Gross Revenues received with respect to any Licensed Product incorporating one or more of the valid and unexpired Visualant IP (the "License Fee").

4.2           Prepaid Royalty. Javelin will pay Visualant a pre-paid royalty of $15,000 upon signature of the definitive agreement. A pre-paid royalty will be paid annually for each year of the term of the definitive agreement, and will increase 33% per year for 4 years then remain fixed at the 4th year rate for the duration of the term. This prepaid royalty  obligation will cease upon expiration of or non-issuance of the subject patent(s). If at the end of each quarter from the date of the definitive agreement 5% of gross revenues from JAVELIN products that utilize VISUALANT IP exceeds the accumulated  prepaid royalty(s), JAVELIN will pay to VISUALANT the difference between 5% of gross revenues and the prepaid annual royalty made for that quarter within 30 days of the end of that quarter (e.g., if JAVELIN gross revenues total $250,000 during 2011, JAVELIN will pay to VISUALANT at the end of that year an additional $5,000 in royalties above the minimum licensing fee of $15,000 for that year. This royalty obligation will cease upon expiration, or non-issuance of the subject patent(s).

4.3           Profit Sharing. JAVELIN will also provide profit sharing of 25% to VISUALANT of any license or transfer of technology to a third party that results in upfront cash, equity, or assets of value being paid to JAVELIN. Any and all such arrangements will be approved by the CEO of VISUALANT and JAVELIN prior to finalizing any technology transfer or Joint Venture/partnering agreement that results in a license or rights being transferred to the third party. Such approval shall not be unreasonably withheld. Any such transfer would remain subject to the royalties set forth in 4.2 above.  Should Visualant and Javelin disagree on the transfer of patent rights by Javelin to a sublicensee, both parties agree to arbitrate using JAMS in Seattle, Washington. The arbitrator’s final decision must be completed within 60days of Javelin’s notification to Visualant of its intention to sublicense. If after 60 days the arbitration has failed to produce a decision, Javelin would have the right to go forward with the initial proposed license agreement to the sublicensee.

4.4           Sale of Javelin Javelin reserves the right to sell all or the majority of its assets to a third party without Visualant approval. However the third party must accept the ongoing nature of the terms of this agreement.  Javelin will provide Visualant 30 day notification of any proposed offer that it receives.

4.5           Reporting and Payment.  Once Javelin satisfies the Milestone set forth in Section 2.2(d), within thirty (30) calendar days of the end of each subsequent calendar quarter (or portion thereof) during the Term of this Agreement, Javelin will remit payment to Visualant for all License Fees earned during such calendar quarter (or portion thereof).  Each payment will be accompanied by a statement setting forth in reasonable detail the basis for such payment.  All amounts payable under this Agreement are payable in the lawful money of the United States.

4.6           Taxes.  Javelin will collect and pay any sales, use, excise, import or export value added or similar tax or duty not based on Visualant's or any of its affiliates' net income associated with sales of the Licensed Products by Javelin.

Section 5.               Term and Termination

5.1           General.  Unless otherwise terminated pursuant to Section 5.2, the term of the License (the "Term") will commence as of the Effective Date and will continue until the last to expire of the Visualant IP.

5.2           Early Termination.  Javelin may terminate this Agreement for its convenience upon thirty (30) days’ written notice to Visualant.  In addition, either Party may terminate the Agreement by giving the other Party written notice of termination if:  (a) the other Party commits a material breach of this Agreement and fails to cure such breach within thirty (90) days after the non-breaching Party gives the breaching Party written notice of such breach; or (b) the bankruptcy, receivership or similar proceeding against the other Party which is not dismissed within thirty (180) days after it is commenced.  Any disagreement between the parties associated with a notice of early termination will be decided by arbitration, using JAMS in Seattle, Washington.

5.3           Effect of Expiration or Termination.  Upon any expiration or termination of the Term:  (a) the License will terminate immediately and automatically; provided, however, all sublicense granted by Javelin  prior to the effective date of any termination of the Term will survive such termination; and (b) the Parties’ respective rights and obligations under Sections 3.3, 3.4, 5 and 6 of this Agreement will survive.

Section 6.               Miscellaneous

6.1           Waiver; Amendments.  The failure of any Party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement will not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure will in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.  This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by Visualant and Javelin.

6.2           Assignment and Binding Effect.  Neither Party may transfer or assign its rights or obligations under this Agreement without the express written consent of the other Party; provided, however, Javelin may assign any of its rights or obligations under this Agreement to an Affiliate without the prior written consent of Visualant but subject to giving Visualant notice of such assignment and the terms and conditions thereof.  Subject to the foregoing, this Agreement will inure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns.

6.3           Governing Law.  This Agreement will be governed by and construed under the laws of the state of Washington, without giving effect to any contrary conflict of law’s provisions.

6.4           Notices.  All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon receipt if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Javelin:	Javelin llc 1005 NE Boat St. #3 Seattle WA 98105

Visualant:	Visualant, Inc.
500 Union Street Suite 406 Seattle, WA 98101

Any Party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

6.5           Protection of the License in Bankruptcy.  The Parties expressly agree that the Visualant IP and Javelin Softwares "intellectual property" as defined in Section 101(35A) of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code").  In the event of any proceeding under the Bankruptcy Code for the bankruptcy, reorganization or protection of either Party, this Agreement shall be subject to Section 365(n) of the Bankruptcy Code.

6.6           Severability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

6.7           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument notwithstanding that all Parties are not signatories to each counterpart.

6.8           Entire Agreement.  This Agreement, together with any exhibit or attachments, constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior negotiations, understandings and agreements between the Parties with respect to the subject matter of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be made and executed by duly authorized officers.

Visualant, Inc. By: /s/ Ron Erickson Name: Ron Erickson Title: Chairman and CEO Date Signed: January 3, 2011	Javelin, LLC By: /s/ Peter Purdy Name: Peter Purdy Title: Partner Date Signed: January 3, 2011 By: /s/ Mathew Creedican Name: Mathew Creedican Title: Partner Date Signed: January 3, 2011
[Signature Page to Commercial License Agreement]

EXHIBIT A

VISUALANT IP

1.           Schowengerdt, B.T., Furness, T.A., Melville, R.D., Schroder, K.E., Burstein, R.A., and Chinthammit, W. SYSTEM AND METHOD OF EVALUATING AN OBJECT USING ELECTROMAGNETIC ENERGY. International Patent Application No. PCT/US2007/017082.

2.           Schowengerdt, B.T., Furness, T.A., and Walker, N.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE DISTRIBUTED EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Patent Application No. 11/831,662.

3.           Furness, T.A., Schowengerdt, B.T., Melville, R., Walker, N.E., and Sparks, B.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Patent Application No. 11/831,717.

4.           Schowengerdt, B.T., Furness, T.A., Melville, R.D., Schroder, K.E., Burstein, R.A., and Chinthammit, W. SYSTEM AND METHOD OF EVALUATING AN OBJECT USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/820,938.

5.           Schowengerdt, B.T., Furness, T.A., and Walker, N.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE DISTRIBUTED EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/834,662.

6.           Furness, T.A., Schowengerdt, B.T., Melville, R., and Walker, N.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/834,589.

7.           Furness, T.A., Schowengerdt, B.T., Melville, R., and Walker, N.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/871,639.

8.           Furness, T.A., Schowengerdt, B.T., Melville, R., Walker, N.E., and Sparks, B.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/883,312.

9.           Furness, T.A., Schowengerdt, B.T., Melville, R., Walker, N.E. , and Sparks, B.E. (2006) METHOD, APPARATUS, AND ARTICLE TO FACILITATE EVALUATION OF OBJECTS USING ELECTROMAGNETIC ENERGY. U.S. Provisional Patent Application No. 60/890,446.

A-1

EXHIBIT B

SCHEDULE OF ANNUAL FEE

Annual Fee by Year
Year	Annual Fee
2011	$15,000
2012	$20,000
2013	$26,666
2014	$35,555
2015	$47,407
2016	$47,407
…	…
End of term	$47,407

B-1